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                                                                     EXHIBIT 8.1

                                                                November 9, 1998

Telco Systems, Inc.
63 Nahatan Street
Norwood, Massachusetts 02062

Ladies and Gentlemen:

     We have acted as counsel to Telco Systems Inc., a Delaware corporation ("Telco Systems"), in connection with the proposed merger (the "Merger") of Telco Systems with and into Tail Acquisition Corporation ("Merger Sub"), a Delaware corporation and wholly-owned subsidiary of World Access, Inc., a Delaware corporation (formerly known as WAXS INC., "New World Access"), pursuant to the Agreement and Plan of Merger and Reorganization dated as of June 4, 1998, as amended as of October 27, 1998 by and among WA Telcom Products Co., Inc. (formerly known as World Access, Inc., "Old World Access"), New World Access, Merger Sub and Telco Systems (the "Merger Agreement"). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

     This opinion is being furnished to you, at your request, in connection with the filing by New World Access of the Registration Statement on Form S-4 (the "Registration Statement") filed on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act").

     In rendering our opinion set forth below, we have examined and, with the consent of Old World Access, New World Access, Merger Sub and Telco Systems, relied upon the accuracy and completeness (which we have neither investigated nor verified) of the facts, information, covenants, representations and warranties contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, including the Exhibits thereto, the Registration Statement and such other documents and corporate records as we have deemed necessary or appropriate as a basis for our opinion set forth below. In addition, we have relied upon certain statements, representations and covenants made by Old World Access, New World Access, Merger Sub and Telco Systems, including representations and covenants set forth in letters from New World Access and Telco Systems dated the date hereof (the "Tax Certificates"), and we have assumed that the Tax Certificates will be complete and accurate, and will be re-executed by appropriate officers of New World Access and Telco Systems, as of the Effective Time.

     In rendering our opinion set forth below, we have assumed that (i) the Merger will be consummated in accordance with the terms of the Merger Agreement and as described in the Registration Statement and that none of the terms and conditions contained therein will be waived or modified in any respect prior to the Effective Time and (ii) the Registration Statement, the Merger Agreement and the Tax Certificates reflect all the material facts relating to the Merger, New World Access, Old World Access, Merger Sub, and Telco Systems. Our opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of the facts, information, covenants, representations and warranties made by Old World Access, New World Access, Merger Sub and Telco Systems (including, without limitation, those set forth in the Merger Agreement and the Tax Certificates). Any material change or inaccuracy in the facts referred to, set forth or assumed herein, in the Registration Statement, the Merger Agreement or in the Tax Certificates (giving effect to all events occurring subsequent to the Effective Time) may affect the conclusions stated herein.

     We have also assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

     In rendering our opinion set forth below, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder (the "Regulations"), pertinent judicial authorities, rulings of the Internal Revenue Service and such other
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Telco Systems, Inc.
November 9, 1998
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authorities as we have considered relevant. It should be noted that such laws, the Code, the Regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. Additionally, there can be no assurance that contrary positions will not be taken by the Internal Revenue Service. A material change in any of the authorities upon which our opinion is based could affect our conclusions herein.

     Based solely upon and subject to the foregoing and the other limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that, under current law:

          (1) The Merger will qualify as a "reorganization" for U.S. federal income tax purposes under Section 368(a) of the Code and Telco Systems, New World Access and Merger Sub will each be a party to such "reorganization" within the meaning of Section 368(b) of the Code;

          (2) The statements in the Joint Proxy Statement/Prospectus, which forms part of the Registration Statement (the "Joint Proxy Statement/Prospectus"), under the caption "The Merger -- Federal Income Tax Consequences," insofar as such statements purport to summarize the material federal income tax consequences of the Merger to Telco Systems and the holders of Telco Systems Common Stock under the laws of the United States referred to therein and subject to the qualifications referred to therein, fairly summarize such consequences in all material respects.

     Except as expressly set forth above, we express no other opinion, including, without limitation, any opinion as to whether any events subsequent to the Effective Time will be viewed as part of the plan of reorganization for U.S. federal income tax purposes and the effect, if any, of such events on our conclusions herein.

     This opinion is for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose, except we consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Joint Proxy Statement/Prospectus under the captions "The
Merger -- Federal Income Tax Consequences" and "Legal Matters." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

     The opinion expressed herein is as of the date hereof, and we disclaim any undertaking to advise you of changes of facts stated or assumed herein or any subsequent changes in applicable law.

                                   Very truly yours,

                                   /s/ SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

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